Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2021
- Fiscal 2021 Fourth Quarter Net Income of $15.9 million, or $0.50 Per Diluted Share -
- Fiscal 2021 Net Income of $141.7 million, or $4.38 Per Diluted Share -
- Fiscal 2021 Earnings Per Share up 49% Versus Fiscal 2020 -
Sioux Falls, S.D., October 27, 2021 -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $15.9 million, or $0.50 per share, for the three months ended September 30, 2021, compared to net income of $13.2 million, or $0.38 per share, for the three months ended September 30, 2020. The Company reported record net income of $141.7 million, or $4.38 per share, for the fiscal year ended September 30, 2021, compared to net income of $104.7 million, or $2.94 per diluted share for the fiscal year ended September 30, 2020.
"MetaBank ended fiscal year 2021 on a strong note, as we made significant progress against our three key strategic initiatives, positioning the firm for continued improvement,” said CEO Brett Pharr. “As we start the new fiscal year, our Banking-as-a-Service pipeline has never been stronger and we will continue to advance our mission of financial inclusion for all®."
"I also want to thank our previous CEO Brad Hanson for his contributions to Meta for nearly 20 years. His efforts, together with those of our team, built the leadership position that Meta enjoys today," Pharr added.
“We achieved record earnings this past fiscal year that generated excess capital for our shareholders, as reflected in the Board’s confidence in authorizing the new share repurchase program we announced last month," said Executive Vice President and CFO Glen Herrick. "We have a balanced approach to capital deployment and will continue to evaluate strategies that create shareholder value.”
Business Development Highlights for the 2021 Fiscal Fourth Quarter and Full Fiscal Year 2021
•Named the Visa card issuer, in conjunction with Blackhawk Network, for the Excluded Workers Fund, a New York State Department of Labor program that provides one-time payments to certain New Yorkers who lost income due to COVID-19.
•Recognized a net unrealized gain of $4.1 million on a prior investment in MoneyLion Inc. ("MoneyLion") following the completion of its de-SPAC'ing process and listing on the New York Stock Exchange on September 22, 2021.
•Expanded our renewable energy financing, originating $101.1 million for the fiscal year 2021, resulting in $26.5 million in total net investment tax credits.
•Announced a new share repurchase program and during the 2021 fiscal fourth quarter repurchased 234,297 shares, at an average price of $51.18, reflecting the momentum of the business and confidence in the Company's strategy and growth trajectory. An additional 636,100 shares were purchased in October 2021 through October 22, 2021.
•Bradley C. Hanson, President and Chief Executive Officer of the Company retired from his positions at Meta Financial and MetaBank. He will remain on the Company’s Board until the next annual stockholders’ meeting, expected to take place in February 2022. He also will serve as a Strategic Advisor to Meta on industry and partner relations until the end of 2022. The Board appointed Brett L. Pharr as Chief Executive Officer and Anthony M. Sharett as President of Meta Financial Group and MetaBank effective October 1, 2021. For additional information, please see the associated press release from September 7, 2021.

•Subsequent to September 30, 2021, MetaBank sold $30.2 million in community banking loans to Central Bank and has agreements in place to sell another approximately $161.0 million. Following the sale, the legacy community bank loan portfolio will be less than $8 million. The Company expects community bank balances to be at $0 at the end of the first fiscal quarter of 2022. Included in the sales, are approximately $108.0 million of substandard and doubtful loans, of which $14.9 million are nonaccrual loans, as of September 30, 2021, representing 39% of MetaBank's substandard and doubtful loan and lease balances and 44% of our nonaccrual balances.
Financial Highlights for the 2021 Fiscal Fourth Quarter
•Total revenue for the fourth quarter was $120.2 million, an increase of $14.9 million compared to the same quarter in fiscal 2020 primarily driven by higher net interest income, payments fee income and $4.1 million in other income related to the MoneyLion valuation.
•Operating efficiency ratio improved 146 basis points to 62.5% at September 30, 2021 compared to 64.0% at September 30, 2020. See non-GAAP reconciliation table below.
•Net interest income for the fourth quarter was $70.7 million, an increase of $6.2 million compared to $64.5 million in the fourth quarter last year.
•Net interest margin ("NIM") improved to 4.35% for the fourth quarter from 3.77% during the same period of last year, chiefly due to the decrease in cash associated with the Company's participation in the Economic Impact Program ("EIP") program, as well as an increase in commercial and warehouse finance loans and leases.
•Total gross loans and leases at September 30, 2021 increased $293.7 million, to $3.61 billion, or 9%, compared to September 30, 2020 and increased $112.6 million, or 3%, when compared to June 30, 2021. The increase was primarily driven by growth in commercial finance, warehouse finance and consumer finance loans partially offset by a decrease in community bank loans, which was driven by a loan sale of $75.1 million during the quarter.
Net Interest Income
Net interest income for the fourth quarter of fiscal 2021 was $70.7 million, an increase of 10% from the same quarter in fiscal 2020. The increase was mainly attributable to the continued optimization of our earning asset and liability mix, along with increased loan balances.
The fourth quarter average outstanding balance of loans and leases increased $109.3 million compared to the prior year quarter, primarily due to increases in the commercial finance, warehouse finance and consumer finance loan and lease portfolios, partially offset by a decrease in the retained community bank portfolio. The Company’s average interest-earning assets for the fourth quarter decreased by $367.8 million to $6.44 billion compared with the same quarter in fiscal 2020, primarily due to the decrease in cash and fed funds sold, partially offset by growth in total investments and total loans and leases.
Fiscal 2021 fourth quarter NIM increased to 4.35% from 3.77% in the fourth quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 43 basis points to 4.45% compared to the prior year quarter, primarily driven by a reduction in low-yielding cash held at the Federal Reserve. The TEY on the securities portfolio was 1.50% compared to 1.78% for the comparable period last year.
The Company's cost of funds for all deposits and borrowings averaged 0.09% during the fiscal 2021 fourth quarter, compared to 0.23% during the prior year quarter, primarily driven by a reduction in wholesale deposit balances. The Company's overall cost of deposits was 0.01% in the fiscal fourth quarter of 2021, compared to 0.12% in the same quarter last year.

Noninterest Income
Fiscal 2021 fourth quarter noninterest income increased to $49.5 million, compared to $40.8 million for the same period of the prior year. The significant increase was primarily driven by payments fee income, a net unrealized gain of $4.1 million in the MoneyLion investment and $1.5 million of other income on a student loan insurance recovery, which were partially offset by a net loss on a sale of community bank loans in the quarter of $1.8 million. The payments fee income was aided by an increase in activity related to government stimulus programs.
Noninterest Expense
Noninterest expense increased 17% to $93.6 million for the fiscal 2021 fourth quarter, from $80.3 million for the same quarter last year. The increase in expense was primarily driven by $9.0 million in one-time technology and product investments. CEO transition expenses of $1.3 million related to accelerated vesting of CEO shares and associated professional expenses also contributed to the year-over-year increase.
Income Tax Expense
The Company recorded income tax expense of $1.1 million, representing an effective tax rate of 6.2%, for the fiscal 2021 fourth quarter, compared to $1.8 million, representing an effective tax rate of 11.2%, for the fourth quarter last year.
The Company originated $29.1 million in solar leases during the fiscal 2021 fourth quarter, compared to $41.1 million in last year's fourth quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total investments	$1,921,568	$1,981,852	$1,552,892	$1,309,452	$1,360,712

Loans held for sale
Consumer credit products	23,111	12,582	6,233	234	962
SBA/USDA	33,083	57,208	61,402	32,983	52,542
Community Bank	—	18,115	—	100,442	130,073
Total loans held for sale	56,194	87,905	67,635	133,659	183,577

Term lending	961,019	920,279	891,414	881,306	805,323
Asset based lending	300,225	263,237	248,735	242,298	182,419
Factoring	363,670	320,629	277,612	275,650	281,173
Lease financing	266,050	282,940	308,169	283,722	281,084
Insurance premium finance	428,867	417,652	344,841	338,227	337,940
SBA/USDA	247,756	263,709	331,917	300,707	318,387
Other commercial finance	157,908	118,081	103,234	101,209	101,658
Commercial Finance	2,725,495	2,586,527	2,505,922	2,423,119	2,307,984
Consumer credit products	129,251	105,440	104,842	88,595	89,809
Other consumer finance	123,606	122,316	130,822	162,423	134,342
Consumer Finance	252,857	227,756	235,664	251,018	224,151
Tax Services	10,405	41,268	225,921	92,548	3,066
Warehouse Finance	419,926	335,704	332,456	318,937	293,375
Community Banking	199,132	303,984	348,065	353,942	485,564
Total gross loans and leases	3,607,815	3,495,239	3,648,028	3,439,564	3,314,140
Allowance for credit losses	(68,281)	(91,208)	(98,892)	(72,389)	(56,188)
Net deferred loan and lease origination fees	1,748	1,431	9,503	9,111	8,625
Total loans and leases, net of allowance	$3,541,282	$3,405,462	$3,558,639	$3,376,286	$3,266,577

The Company's investment security balances at September 30, 2021 totaled $1.92 billion, as compared to $1.98 billion at June 30, 2021 and $1.36 billion at September 30, 2020.
Total gross loans and leases totaled $3.61 billion at September 30, 2021, as compared to $3.50 billion at June 30, 2021 and $3.31 billion and as compared to September 30, 2020. The primary drivers for the increase on a prior quarter basis were commercial finance, consumer credit, and warehouse finance loans, partially offset by the decrease in community bank and tax service loans.
At September 30, 2021, commercial finance loans, which comprised 76% of the Company's gross loan and lease portfolio, totaled $2.73 billion, reflecting growth of $139.0 million, or 5%, from June 30, 2021.
As of September 30, 2021, the Company had 370 loans outstanding with total loan balances of $96.0 million originated as part of the Paycheck Protection Program ("PPP"), compared with 458 loans outstanding with total loan balances of $143.3 million for the quarter ended June 30, 2021. In total, 69% of the PPP loan balances were forgiven through September 30, 2021.
Community bank loans held for investment totaled $199.1 million as of September 30, 2021, decreasing as compared to $304.0 million at June 30, 2021 and $485.6 million at September 30, 2020. The Company sold additional loans from the retained Community Bank portfolio in the amount of $75.1 million during the fiscal 2021 fourth quarter, which resulted in a net loss on sale of $1.8 million for the quarter.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $68.3 million at September 30, 2021, a decrease compared to $91.2 million at June 30, 2021 and an increase compared to $56.2 million at September 30, 2020. The decrease in the ACL at September 30, 2021, when compared to June 30, 2021, was primarily due to a $24.3 million decrease in the allowance for seasonal tax services loan portfolio as we recorded season-end charge-downs, a $1.3 million decrease in consumer lending and a $1.0 million decrease in the retained community banking portfolio, partially offset by a $4.3 million increase in commercial finance and $0.1 million increase in warehouse finance.
The $12.1 million year-over-year increase in the ACL was primarily driven by an $18.3 million increase within the commercial finance portfolio and a $3.7 million increase in the consumer lending portfolio. These increases were driven by the year-over-year loan growth and the adoption of the current expected credit losses ("CECL") accounting standard, which required a day one entry to increase the allowance for credit losses in the amount of $12.8 million effective October 1, 2020. The increases noted above were partially offset by a $10.0 million reduction within the retained community banking portfolio, which decreased year-over-year.
The following table presents the Company's allowance for credit losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	October 1, 2020(1)	September 30, 2020

Commercial finance	1.77%	1.73%	1.77%	1.88%	1.85%	1.30%
Consumer finance	2.91%	3.80%	4.70%	4.39%	4.31%	1.64%
Tax services	0.02%	58.99%	12.90%	1.53%	0.06%	0.06%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%	0.10%
Community bank	6.16%	4.36%	4.03%	4.01%	3.37%	4.59%
Total loans and leases	1.89%	2.61%	2.71%	2.10%	2.08%	1.70%
(1) Represents the Company's ACL coverage ratio upon the adoption of the Accounting Standards Update 2016-13 using September 30, 2020 loan and lease and allowance balances plus the CECL allowance adjustment.

The Company's ACL as a percentage of total loans and leases decreased to 1.89% at September 30, 2021 from 2.61% at June 30, 2021. The decrease in the total loans and leases coverage ratio reflected a seasonal reduction in the allowance for the tax services loan portfolios along with a reduction in specific reserves. When excluding the seasonal tax services loans, the ACL as a percentage of total loans and leases decreased to 1.90% at September 30, 2021 from 1.94% at June 30, 2021. The coverage ratio for the commercial finance loan category remained relatively similar to the June 30, 2021 quarter. The consumer finance coverage decreased primarily due to an improved overall macroeconomic outlook and the community bank coverage ratio increased as the majority of the remaining loans are in pandemic stressed industries, such as hospitality and movie theaters. The Company expects to continue to diligently monitor the allowance for credit losses and adjust as necessary in future periods to maintain an appropriate and supportable level.
Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Year Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
(Dollars in thousands)
Beginning balance	$91,208	$98,892	$65,747	$56,188	$29,149
Adoption of CECL accounting standard	—	—	—	12,773	—
Provision - tax services loans	457	4,685	1,599	33,276	22,006
Provision - all other loans and leases	8,368	(36)	7,381	16,663	42,770
Charge-offs - tax services loans	(24,849)	(9,505)	(13,037)	(34,354)	(22,834)
Charge-offs - all other loans and leases	(7,635)	(5,360)	(6,015)	(22,920)	(18,927)
Recoveries - tax services loans	51	17	3	1,078	830
Recoveries - all other loans and leases	681	2,515	510	5,577	3,194
Ending balance	$68,281	$91,208	$56,188	$68,281	$56,188

Provision for credit losses was $8.8 million for the quarter ended September 30, 2021, compared to $9.0 million for the comparable period in the prior fiscal year. Provision for credit losses was $49.8 million for fiscal year ended September 30, 2021, compared to $64.8 million for the comparable period in the prior fiscal year. The fiscal year-over-year decrease in provision was largely attributable to the ACL build in the prior year stemming from the COVID-19 pandemic. Net charge-offs were $31.8 million for the quarter ended September 30, 2021, compared to $18.5 million for the quarter ended September 30, 2020. The majority of the net charge-offs for the quarter were attributable to seasonal tax-related loan products.

The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$18,269	$7,388	$15,439	$41,096	$2,684,399	$2,725,495	$12,489	$19,330	$31,819
Consumer finance	1,676	812	1,236	3,724	249,133	252,857	1,160	—	1,160
Tax services	—	—	7,962	7,962	2,443	10,405	7,962	—	7,962
Warehouse finance	—	—	—	—	419,926	419,926	—	—	—
Community banking	—	—	—	—	199,132	199,132	—	14,915	14,915
Total loans and leases held for investment	19,945	8,200	24,637	52,782	3,555,033	3,607,815	21,611	34,245	55,856

As of June 30, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$22,117	$10,650	$8,844	$41,611	$2,544,916	$2,586,527	$4,350	$17,315	$21,665
Consumer finance	843	1,009	525	2,377	225,379	227,756	469	—	469
Tax services	—	40,958	—	40,958	310	41,268	—	—	—
Warehouse finance	—	—	—	—	335,704	335,704	—	—	—
Community banking	62	—	1,769	1,831	302,153	303,984	—	19,773	19,773
Total loans and leases held for investment	23,022	52,617	11,138	86,777	3,408,462	3,495,239	4,819	37,088	41,907

The Company's nonperforming assets at September 30, 2021 were $61.8 million, representing 0.92% of total assets, compared to $45.1 million, or 0.64% of total assets at June 30, 2021 and $48.0 million, or 0.79% of total assets at September 30, 2020. The changes in the nonperforming assets as a percentage of total assets at September 30, 2021 were driven in large part by a $10.2 million increase in nonperforming assets in the commercial finance portfolio which is primarily due to an administrative timing item that management believes is not a credit concern, and an increase related to the seasonal tax services portfolio that is also timing and not credit-related, partially offset by a decrease in nonperforming assets in the community bank portfolio when compared to both the linked-quarter and the prior year.
The Company's nonperforming loans and leases at September 30, 2021, were $55.9 million, representing 1.52% of total gross loans and leases, compared to $41.9 million, or 1.17% of total gross loans and leases at June 30, 2021 and $34.0 million, or 0.97% of total gross loans and leases at September 30, 2020. The increases are related to the aforementioned non-credit related increases in nonperforming assets in the commercial finance and tax services portfolios.
Loan and lease balances that were within their active deferment period decreased to $39.1 million at September 30, 2021 from $41.5 million at June 30, 2021.
Meta has revised its credit administration policies and reviewed its loan portfolio to better align with OCC guidance for national banks, a process that began during the quarter ending June 30, 2021 and was substantially completed as of September 30, 2021. These credit policy revisions had an impact on our loan and lease risk ratings, resulting in downgrades of certain credits in several categories. Our loan and collateral management practices have proven effective in managing losses during previous economic cycles; and while we expect this process will result in setting a new baseline for portfolio metrics going forward, it does not indicate a deterioration in our portfolio's expected performance. Further, these changes do not reflect an increase in credit risk for past or future periods and thus we do not anticipate any increase in losses as a result of these one-time administrative adjustments to these credits' risk ratings.

The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2021	(Dollars in Thousands)
Commercial finance	$2,039,324	$364,713	$170,527	$144,414	$6,517	$2,725,495
Warehouse finance	419,926	—	—	—	—	419,926
Community banking	10,314	27,121	35,916	120,238	5,543	199,132
Total Loans and Leases	$2,469,564	$391,834	$206,443	$264,652	$12,060	$3,344,553

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2021	(Dollars in Thousands)
Commercial finance	$2,315,437	$133,124	$55,869	$74,930	$7,166	$2,586,526
Warehouse finance	335,704	—	—	—	—	335,704
Community banking	195,721	33,494	14,574	60,196	—	303,985
Total Loans and Leases	$2,846,862	$166,618	$70,443	$135,126	$7,166	$3,226,215

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2021 fourth quarter decreased by $389.7 million to $6.08 billion compared to the same period in fiscal 2020, primarily due to a reduction in wholesale deposits. Average wholesale deposits decreased $485.3 million, while noninterest-bearing deposits decreased $11.1 million, for the fiscal 2021 fourth quarter when compared to the same period in fiscal 2020.
The average balance of total deposits and interest-bearing liabilities was $6.17 billion for the three-month period ended September 30, 2021, compared to $6.66 billion for the same period in the prior fiscal year, representing a decrease of 7%.
Total end-of-period deposits increased 11% to $5.51 billion at September 30, 2021, compared to $4.98 billion at September 30, 2020. The increase in end-of-period deposits was primarily driven by an increase in noninterest-bearing deposits of $661.6 million, partially offset by a decrease in wholesale deposits of $269.1 million. The increase in noninterest-bearing deposits was driven by government stimulus-related dollars loaded on various partner cards.
Of the 16.5 million prepaid cards issued in conjunction with the three EIP stimulus programs, totaling approximately $24.15 billion, $1.64 billion were outstanding as of September 30, 2021, of which only $69.8 million was on Meta’s balance sheet with the remainder being held by other banks.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at September 30, 2021, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. A temporary exemption was granted by the Office of the Comptroller of the Currency related to the financial impacts of distributing prepaid debit cards as part of the EIP program. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	September 30, 2021 (1)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Company
Tier 1 leverage capital ratio	7.67%	6.85%	4.75%	7.39%	6.58%
Common equity Tier 1 capital ratio	12.12%	12.76%	11.29%	10.72%	11.78%
Tier 1 capital ratio	12.46%	13.11%	11.63%	11.07%	12.18%
Total capital ratio	15.45%	16.18%	14.65%	14.14%	15.30%
MetaBank
Tier 1 leverage capital ratio	8.69%	7.83%	5.47%	8.60%	7.56%
Common equity Tier 1 capital ratio	14.11%	14.94%	13.39%	12.87%	13.96%
Tier 1 capital ratio	14.13%	14.96%	13.40%	12.89%	14.00%
Total capital ratio	15.38%	16.22%	14.66%	14.14%	15.26%
(1) September 30, 2021 amounts are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital presented for periods in fiscal year 2021 reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
(Dollars in Thousands)
Total stockholders' equity	$871,884	$876,633	$835,258	$813,210	$847,308
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	300,780	301,179	301,602	301,999	302,396
LESS: Certain other intangible assets	33,572	35,100	36,779	39,403	40,964
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	22,801	17,753	19,306	24,105	18,361
LESS: Net unrealized gains (losses) on available-for-sale securities	7,344	14,750	12,458	19,894	17,762
LESS: Non-controlling interest	1,155	1,490	1,092	1,536	3,603
ADD: Adoption of Accounting Standards Update 2016-13	8,202	13,913	10,439	10,439	—
Common Equity Tier 1(1)	514,434	520,274	474,460	436,712	464,222
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	747	932	690	749	1,894
Total Tier 1 Capital	528,842	534,867	488,811	451,122	479,777
Allowance for credit losses	53,159	51,317	53,232	51,070	49,343
Subordinated debentures (net of issuance costs)	73,980	73,936	73,892	73,850	73,807
Total qualifying capital	$655,981	$660,119	$615,935	$576,042	$602,927
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
(Dollars in Thousands)
Total Stockholders' Equity	$871,884	$876,633	$835,258	$813,210	$847,308
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	33,148	34,898	36,903	39,660	41,692
Tangible common equity	529,231	532,230	488,850	464,045	496,111
Less: Accumulated other comprehensive income (loss) ("AOCI")	7,599	15,222	12,809	20,119	17,542
Tangible common equity excluding AOCI	$521,632	$517,008	$476,041	$443,926	$478,569

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, October 27, 2021. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the conference call by dialing (844) 200-6205 approximately 10 minutes prior to start time and reference access code 483958. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Upcoming Investor Events
•KBW Financial Services Symposium, February 17, 2022 | Boca Raton, FL
•Raymond James Institutional Investors Conference, March 8, 2022 | Orlando, FL

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto including the deployment and efficacy of the COVID-19 vaccines, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution; changes in consumer spending and saving habits; the impact of our participation as prepaid card issuer for the EIP program and similar programs in the future; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2020, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	September 30, 2021	June 30, 2021	March 31, 2021	December 30, 2020	September 30, 2020
Cash and cash equivalents	$314,019	$720,243	$3,724,242	$1,586,451	$427,367
Investment securities available for sale, at fair value	847,870	854,023	921,947	797,363	814,495
Mortgage-backed securities available for sale, at fair value	1,017,029	1,063,582	558,833	430,761	453,607
Investment securities held to maturity, at cost	52,944	60,228	67,709	76,176	87,183
Mortgage-backed securities held to maturity, at cost	3,725	4,019	4,403	5,152	5,427
Loans held for sale	56,194	87,905	67,635	133,659	183,577
Loans and leases	3,609,563	3,496,670	3,657,531	3,448,675	3,322,765
Allowance for credit losses	(68,281)	(91,208)	(98,892)	(72,389)	(56,188)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	28,400	28,433	28,433	27,138	27,138
Accrued interest receivable	16,254	16,230	17,429	17,133	16,628
Premises, furniture, and equipment, net	44,888	44,107	41,510	39,932	41,608
Rental equipment, net	213,116	211,368	211,397	206,732	205,964
Bank-owned life insurance	94,749	94,142	93,542	92,937	92,315
Foreclosed real estate and repossessed assets, net	2,077	1,204	1,483	7,186	9,957
Goodwill	309,505	309,505	309,505	309,505	309,505
Intangible assets	33,148	34,898	36,903	39,660	41,692
Prepaid assets	10,513	7,482	10,201	11,270	8,328
Deferred taxes	25,173	20,072	25,435	24,411	17,723
Other assets	79,764	88,909	110,877	82,763	82,983

Total assets	$6,690,650	$7,051,812	$9,790,123	$7,264,515	$6,092,074

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing checking	5,018,233	5,385,569	7,928,235	5,581,597	4,356,630
Interest-bearing checking	254,721	255,509	416,164	274,504	157,571
Savings deposits	86,356	93,608	126,834	54,080	47,866
Money market deposits	67,204	63,920	55,045	56,440	48,494
Time certificates of deposit	9,091	11,425	12,614	13,522	20,223
Wholesale deposits	79,366	78,840	103,521	227,648	348,416
Total deposits	5,514,971	5,888,871	8,642,413	6,207,791	4,979,200
Long-term borrowings	92,834	93,634	95,336	96,760	98,224
Accrued interest payable	579	1,853	679	2,068	1,923
Accrued expenses and other liabilities	210,382	190,821	216,437	144,686	165,419
Total liabilities	5,818,766	6,175,179	8,954,865	6,451,305	5,244,766

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	317	319	319	326	344
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	604,484	602,720	601,222	598,669	594,569
Retained earnings	259,189	262,578	225,471	198,000	234,927
Accumulated other comprehensive income	7,599	15,222	12,809	20,119	17,542
Treasury stock, at cost	(860)	(5,696)	(5,655)	(5,440)	(3,677)
Total equity attributable to parent	870,729	875,143	834,166	811,674	843,705
Noncontrolling interest	1,155	1,490	1,092	1,536	3,603
Total stockholders’ equity	871,884	876,633	835,258	813,210	847,308

Total liabilities and stockholders’ equity	$6,690,650	$7,051,812	$9,790,123	$7,264,515	$6,092,074

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Year Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest and dividend income:
Loans and leases, including fees	$63,665	$62,287	$62,022	$256,080	$261,128
Mortgage-backed securities	3,979	3,446	1,877	12,155	9,028
Other investments	4,412	4,250	4,508	17,619	22,685
	72,056	69,983	68,407	285,854	292,841
Interest expense:
Deposits	164	188	1,904	1,593	22,616
FHLB advances and other borrowings	1,225	1,320	1,990	5,270	11,187
	1,389	1,508	3,894	6,863	33,803

Net interest income	70,667	68,475	64,513	278,991	259,038

Provision for credit losses	8,775	4,612	8,980	49,766	64,776

Net interest income after provision for credit losses	61,892	63,863	55,533	229,225	194,262

Noninterest income:
Refund transfer product fees	2,567	12,073	2,335	37,967	36,061
Tax advance product fees	226	891	(14)	47,639	31,826
Payments card and deposit fees	25,541	29,203	21,422	107,182	87,379
Other bank and deposit fees	230	338	228	939	1,310
Rental income	9,709	9,976	10,144	39,416	44,826
Net gain realized on investment securities	—	—	51	6	51
Gain on divestitures	—	—	—	—	19,275
Gain (loss) on sale of other	580	5,955	3,455	11,515	4,425
Other income	10,689	4,017	3,129	26,240	14,641
Total noninterest income	49,542	62,453	40,750	270,904	239,794

Noninterest expense:
Compensation and benefits	36,222	38,604	35,616	151,090	136,247
Refund transfer product expense	3,219	2,435	162	11,861	7,644
Tax advance product expense	30	(25)	(97)	2,564	2,723
Card processing	7,063	6,809	6,524	27,201	25,956
Occupancy and equipment expense	8,252	7,381	6,826	29,269	26,995
Operating lease equipment depreciation	7,865	8,122	7,594	30,987	32,831
Legal and consulting	14,369	5,680	5,615	31,341	20,858
Intangible amortization	1,761	2,013	2,283	8,545	10,997
Impairment expense	601	505	1,232	2,818	1,982
Other expense	14,232	9,999	14,528	48,007	52,818
Total noninterest expense	93,614	81,523	80,283	343,683	319,051

Income before income tax expense	17,820	44,793	16,000	156,446	115,005

Income tax expense (benefit)	1,101	4,934	1,791	10,701	5,661

Net income before noncontrolling interest	16,719	39,859	14,209	145,745	109,344
Net income attributable to noncontrolling interest	816	1,158	1,051	4,037	4,624
Net income attributable to parent	$15,903	$38,701	$13,158	$141,708	$104,720

Less: Allocation of Earnings to participating securities(1)	297	729	309	2,698	2,414
Net income attributable to common shareholders(1)	15,606	37,972	12,849	139,010	102,306
Earnings per common share
Basic	$0.50	$1.21	$0.38	$4.38	$2.94
Diluted	$0.50	$1.21	$0.38	$4.38	$2.94
Shares used in computing earnings per common share
Basic	31,280,162	31,320,893	33,783,659	31,729,596	34,829,971
Diluted	31,299,555	31,338,947	33,783,659	31,751,522	34,829,971
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2021			2020
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$852,122	$1,248	0.58%	$1,960,020	$891	0.18%
Mortgage-backed securities	1,049,258	3,979	1.50%	394,456	1,877	1.89%
Tax exempt investment securities	232,006	772	1.67%	374,876	1,347	1.81%
Asset-backed securities	400,507	1,199	1.19%	331,939	1,241	1.49%
Other investment securities	258,367	1,193	1.83%	208,078	1,029	1.97%
Total investments	1,940,138	7,143	1.50%	1,309,349	5,494	1.78%
Commercial finance	2,690,064	48,285	7.12%	2,240,591	42,390	7.53%
Consumer finance	258,043	4,308	6.62%	234,468	3,998	6.78%
Tax services	37,174	165	1.76%	16,651	5	0.13%
Warehouse finance	388,477	6,332	6.47%	287,294	4,378	6.06%
Community banking	272,554	4,575	6.66%	757,993	11,251	5.91%
Total loans and leases	3,646,312	63,665	6.93%	3,536,997	62,022	6.98%
Total interest-earning assets	$6,438,572	$72,056	4.45%	$6,806,366	$68,407	4.02%
Noninterest-earning assets	822,592			866,407
Total assets	$7,261,164			$7,672,773

Interest-bearing liabilities:
Interest-bearing checking(2)	$243,005	$—	—%	$186,952	$—	—%
Savings	89,110	5	0.02%	52,616	1	0.01%
Money markets	67,083	58	0.34%	41,179	32	0.31%
Time deposits	10,218	21	0.81%	21,947	92	1.66%
Wholesale deposits	77,506	80	0.41%	562,828	1,779	1.26%
Total interest-bearing deposits	486,922	164	0.13%	865,522	1,904	0.88%
FHLB advances	—	—	—%	94,457	619	2.61%
Subordinated debentures	73,951	1,065	5.71%	73,779	1,147	6.19%
Other borrowings	19,299	160	3.29%	25,431	224	3.50%
Total borrowings	93,250	1,225	5.21%	193,667	1,990	4.09%
Total interest-bearing liabilities	580,172	1,390	0.95%	1,059,189	3,894	1.46%
Noninterest-bearing deposits	5,589,946	—	—%	5,601,052	—	—%
Total deposits and interest-bearing liabilities	$6,170,118	$1,390	0.09%	$6,660,241	$3,894	0.23%
Other noninterest-bearing liabilities	204,726			164,766
Total liabilities	6,374,844			6,825,007
Shareholders' equity	886,320			847,766
Total liabilities and shareholders' equity	$7,261,164			$7,672,773
Net interest income and net interest rate spread including noninterest-bearing deposits		$70,667	4.36%		$64,513	3.79%

Net interest margin			4.35%			3.77%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(3)			4.37%			3.79%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2021 and 2020 was 21%.
(2) Of the total balance, $242.7 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Equity to total assets	13.03%	12.43%	8.53%	11.19%	13.91%
Book value per common share outstanding	$27.53	$27.46	$26.16	$24.93	$24.66
Tangible book value per common share outstanding	$16.71	$16.67	$15.31	$14.23	$14.44
Tangible book value per common share outstanding excluding AOCI	$16.47	$16.20	$14.91	$13.61	$13.93
Common shares outstanding	31,669,952	31,919,780	31,926,008	32,620,251	34,360,890
Nonperforming assets to total assets	0.92%	0.64%	0.48%	0.73%	0.79%
Nonperforming loans and leases to total loans and leases	1.52%	1.17%	1.17%	1.18%	0.97%
Net interest margin	4.35%	3.75%	3.07%	4.65%	3.77%
Net interest margin, tax-equivalent	4.37%	3.77%	3.08%	4.67%	3.79%
Return on average assets	0.88%	1.90%	2.22%	1.73%	0.69%
Return on average equity	7.18%	18.07%	28.93%	13.91%	6.21%
Full-time equivalent employees	1,124	1,109	1,075	1,038	1,015

Non-GAAP Reconciliation

Efficiency Ratio	For the last twelve months ended
(Dollars in Thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Noninterest Expense - GAAP	$343,683	$330,352	$320,070	$315,828	$319,051
Net Interest Income	278,991	272,837	266,499	260,386	259,038
Noninterest Income	270,903	262,111	240,706	247,766	239,794
Total Revenue: GAAP	$549,894	$534,948	$507,205	$508,152	$498,832
Efficiency Ratio, last twelve months	62.50%	61.75%	63.10%	62.15%	63.96%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.®("Meta") (Nasdaq: CASH) is a South Dakota-based financial holding company. At Meta, our mission is financial inclusion for all®. Through our subsidiary, MetaBank®, N.A., we strive to remove barriers to financial access and promote economic mobility by working with third parties to provide responsible, secure, high quality financial products that contribute to the social and economic benefit of communities at the core of the real economy. Meta works to increase financial availability, choice, and opportunity for all. Additional information can be found by visiting www.metafinancialgroup.com.

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com

Media Relations Contact
mediarelations@metabank.com